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                                                                       Exhibit 5
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                           [ROPES & GRAY LETTERHEAD]

                               November 16, 2000


Renaissance Worldwide, Inc.
52 Second Avenue
Waltham, MA 02451

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities
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and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 7,303,832 shares of Common Stock, no par value per share (the "Common Stock"), of Renaissance Worldwide, Inc., a Massachusetts corporation
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(the "Company").
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     We have acted as counsel for the Company in connection with its proposed issuance and sale of the Common Stock. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     We express no opinion as to the laws of any jurisdiction other than those of the Commonwealth of Massachusetts and the federal laws of the United States of America.

     Based on the foregoing, we are of the opinion that the shares of Common Stock have been duly authorized and, when they have been issued and sold the shares of Common Stock will be validly issued, fully paid and non-assessable.

     We understand that this opinion is to be used in connection with the Company's Registration Statement relating to the Common Stock to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We consent to the filing of this opinion with and as a part of the Registration Statement and the use of our name therein.

                              Very truly yours,


                              Ropes & Gray